                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


      We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Eaton Savings Plan of Eaton Corporation of our reports (a) dated January 20, 2003, with respect to the consolidated financial statements of Eaton Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002 and (b) dated June 13, 2002, with respect to the financial statements and schedules of the Eaton Savings Plan included in the Plan's Annual Report (Form 11-K), for the year ended December 31, 2001, both filed with the Securities and Exchange Commission.





                                                      /s/ ERNST & YOUNG LLP


Cleveland, Ohio
April 7, 2003